Exhibit 21.1

Subsidiaries of CityCenter Holdings, LLC

Name	State of Incorporation

Aria Resort & Casino Holdings, LLC	Nevada

CityCenter Boutique Hotel Holdings, LLC	Nevada

CityCenter Boutique Residential Development, LLC	Nevada

CityCenter Finance Corp.	Delaware

CityCenter Harmon Development, LLC	Nevada

CityCenter Harmon Hotel Holdings, LLC	Nevada

CityCenter Land, LLC	Nevada

CityCenter Vdara Condo Hotel Holdings, LLC	Nevada

CityCenter Vdara Development, LLC	Nevada

CityCenter Veer Towers Development, LLC	Nevada

The Crystals at CityCenter, LLC	Nevada

Vdara Land, LLC	Nevada